Exhibit 10.17

[NAME]

BROOKS AUTOMATION, INC.

2020 EQUITY INCENTIVE PLAN

Stock Unit – Award Notice

This award notice sets forth the terms of the award (the “Award”), described below, of restricted Stock Units (the “RSUs”) under the Brooks Automation, Inc. 2020 Equity Incentive Plan (the “Plan”) to the Participant identified below. The Award is subject to the terms of the Plan, which are incorporated herein by reference. Any initially capitalized term not defined herein shall have the meaning assigned to it in the Plan. The term “vest” as used in this notice with respect to any RSU means the lapsing of the restrictions described herein with respect to the right to payment under the Award.

1.	Name of Participant. The Participant to whom the Award has been granted is [NAME].
2.	Type and Amount of Award. Subject to such adjustments as are required or permitted under Section 3(a) of the Plan, the Award shall consist of [______] RSUs.
3.	Grant Date. The Award was granted to the Participant on [_________, _____] (the “Grant Date”).
4.	Nature of Award. The Award consists of the conditional right to receive, on the terms and subject to the restrictions set forth herein and in the Plan, one share of Common Stock for each RSU forming part of the Award.
5.	Forfeiture Risk. If the Participant ceases to be an employee for any reason, any then outstanding and unvested RSUs shall be automatically and immediately forfeited. Notwithstanding the foregoing, the Company may elect to have the Award, in whole or in part, continue to vest during any period in which the Participant serves as a consultant to the Company upon termination of employment. However, a change in the Participant’s employment status from full-time to part-time shall not affect the Award, which shall continue to vest in accordance with the terms described herein. In addition, if the Participant is employed by a wholly owned subsidiary of the Company and such subsidiary is subsequently sold or transferred to another Person (as defined below) who is not also wholly owned by the Company, then the Participant’s employment with the Company for purposes of this Section 5 shall be deemed to cease immediately upon such sale or transfer.
6.	Vesting of Award. The Award (unless earlier forfeited) shall vest as follows unless earlier forfeited in accordance with Section 5 above:
(a)	Time-Restriction – One-third of the total RSUs will vest on [_________, _____]; one-third on [_________, _____]; and the final one-third on [_________, _____].
(b)	If there is a Qualifying Termination (as defined in the Plan) of the Participant’s employment by the Company or one of its subsidiaries that occurs within the one-year period following a Change in Control, (as defined below), any RSUs that were unvested but outstanding immediately prior to the Qualifying Termination shall be treated as having vested immediately prior to the Qualifying Termination.
(c)	For purposes hereof, the following definitions shall apply:
(1)	“Board” means the Board of Directors of the Company.
(2)	“Employer” means the Company and its subsidiaries.
(3)	“Qualifying Termination” means a termination by the Company or by a subsidiary of the Company of the Participant’s employment with the Company and its subsidiaries, other than a termination for Cause.
7.	Delivery of Shares. Subject to Section 11 below, the remaining provisions of this Section 7, and Section 10 of the Plan, the Company shall deliver to the Participant (or, in the event of the Participant's death, to the executor or administrator of the Participant’s estate or to the person or persons to whom the RSUs pass by will or by the laws of descent and distribution) one share of Common Stock for each RSU that vests. Delivery shall be made not later than thirty (30) days following the date of vesting.
8.	Dividends, etc. The Participant shall not be entitled to any rights as a shareholder, including rights to vote or rights to dividends or other distributions, with respect to any RSU, except as to shares of Common Stock actually delivered under Section 7 above.
9.	Adjustments for Stock Splits, etc. If there is any stock split, reverse stock split, stock dividend, stock distribution or other reclassification of the Common Stock, any and all new, substituted or additional securities to which the Employee is entitled by reason of his ownership of the RSUs shall be immediately subject to the risk of forfeiture and transfer restrictions described herein in the same manner and to the same extent, if any, as such RSUs.
10.	Nontransferability. The Award is not transferable except as death in accordance with Section 7 above.
11.	No Special Employment Rights. The grant of the Award shall not be construed as limiting in any way the right of the Company and its Affiliates, subject to applicable law, to terminate the Participant’s employment. Any loss of profit or potential profit under the Award shall not be an element of damages in any claim relating to termination of the Participant’s employment. The grant of the Award shall not entitle the Participant to the grant of any other awards under the Plan.
12.	Certain Tax Matters. The Award consists of an unfunded and unsecured conditional promise by the Company to deliver cash or property in the future. The Award is intended to qualify for the "short-term deferral" exemption from coverage under Section 409A. The Company may hold back shares otherwise deliverable under the Award to satisfy any taxes required to be withheld in connection with the vesting of, or any payment under, the Award, but reserves the right to take such other or additional steps as it deems necessary to satisfy its tax withholding obligations, including imposing as a condition to the delivery of any shares hereunder the payment by the Participant, or other person to whom such shares are to be delivered, of cash sufficient to satisfy such obligations.
13.	Clawback. The Award is subject to clawback and forfeiture in accordance with any Clawback Policy of the Company in effect from time to time.